Exhibit 10.39

LEASE NO. X7433

LEASE BETWEEN

THE CITY OF NEW YORK

DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES

1 CENTRE STREET, 20TH FLOOR NORTH

NEW YORK, NEW YORK 10007

&

NPMM REALTY INC.

C/O BANK OF TOKYO-MITSUBISHI TRUST COMPANY

100 BROADWAY, 15TH FLOOR

NEW YORK, NEW YORK 10005

Premises: 240-250 Livingston Street (Block 165, Lot 22),

Borough of Brooklyn

Approximately 79,424 square feet of space

to be used by the

Human Resources Administration

 ****

FINAL

FEBRUARY 28, 1997

240 LIVINGSTON STREET

INDEX

ARTICLE 1	TERM	PAGE 3

ARTICLE 2	RENT	PAGE 4

ARTICLE 3	OPTION TO RENEW	PAGE 5

ARTICLE 4	OPTION TO TERMINATE	PAGE 5

ARTICLE 5	TAX AND OPERATING EXPENSE ESCALATIONS	PAGE 6

ARTICLE 6	LANDLORD’S INTEREST IN PREMISES	PAGE 15

ARTICLE 7	ALTERATIONS AND IMPROVEMENTS	PAGE 16

ARTICLE 8	CERTIFICATE OF OCCUPANCY: COMPLIANCE WITH LAWS	PAGE 23

ARTICLE 9	REAL ESTATE TAXES, ASSESSMENTS, WATER RATES, SEWER RENTS, ARREARS	PAGE 25

ARTICLE 10	LANDLORD’S SERVICES	PAGE 26

ARTICLE 11	TENANT’S SERVICES	PAGE 29

ARTICLE 12	ALTERATIONS BY TENANT	PAGE 29

ARTICLE 13	END OF TERM	PAGE 30

ARTICLE 14	REPAIRS	PAGE 30

ARTICLE 15	CONDEMNATION	PAGE 33

ARTICLE 16	DESTRUCTION BY FIRE OR OTHER CASUALTY	PAGE 34

ARTICLE 17	NO EMPLOYEE OF CITY HAS ANY INTEREST IN LEASE	PAGE 35

ARTICLE 18	QUIET ENJOYMENT	PAGE 36

ARTICLE 19	ACCESS BY DISABLED PERSONS	PAGE 36

ARTICLE 20	SUBORDINATION AND NON-DISTURBANCE	PAGE 36

ARTICLE 21	TENANT NOT A HOLDOVER TENANT	PAGE 37

(i)

INDEX CONTINUED

ARTICLE 22	NOTICES	PAGE 37

ARTICLE 23	FORCE MAJEURE	PAGE 39

ARTICLE 24	SAVE HARMLESS	PAGE 40

ARTICLE 25	INVESTIGATIONS	PAGE 40

ARTICLE 26	ASBESTOS ABATEMENT	PAGE 44

ARTICLE 27	LANDLORD’S REPRESENTATIONS	PAGE 48

ARTICLE 28	SIGNIFICANT RELATED PARTY TRANSACTIONS	PAGE 49

ARTICLE 29	MISCELLANEOUS	PAGE 49

ARTICLE 30	WAIVER	PAGE 52

ARTICLE 31	BROKERAGE	PAGE 52

ARTICLE 32	APPLICABLE LAW	PAGE 53

ARTICLE 33	LEASE ENTIRE AGREEMENT	PAGE 53

EXHIBITS

EXHIBIT “A”	FLOOR PLANS
SCHEDULE 1	ARREARS
EXHIBIT “B”	BASE YEAR OPERATING EXPENSE SCHEDULE
EXHIBIT “C”	CPI INDEX CALCULATION
EXHIBIT “D”	SCOPE OF WORK
EXHIBIT “E”	PREVENTIVE MAINTENANCE MEASURES
EXHIBIT “F”	RULES AND REGULATIONS

(ii)

THE CITY OF NEW YORK

DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES

DIVISION OF REAL ESTATE SERVICES

1 CENTRE STREET, 20TH FLOOR NORTH

NEW YORK, N.Y. 10007

AGREEMENT OF LEASE made as of this first (1st) day of January, 1997 between NPMM REALTY INC., whose address is c/o Bank of Tokyo-Mitsubishi Trust Company, 100 Broadway, 15th Floor, New York, New York 10005, hereinafter designated as Landlord, and THE CITY OF NEW YORK, a municipal corporation, acting through the Department of Citywide Administrative Services, successor-in-interest to the Department of General Services with an address at 1 Centre Street, 20th Floor North, New York, New York 10007, hereinafter designated as Tenant.

WITNESSETH:

WHEREAS, the parties hereto desire to enter into a lease of approximately 79,424 square feet of office space on the terms and conditions set forth herein; and

WHEREAS, Tenant reregistered the lease agreement dated September 18, 1980 between 240 Livingston Co., Landlord’s predecessor-in-interest, and Tenant for the period from June 1, 1994 through December 31, 1996; and

WHEREAS, this lease is subject to public hearing and Mayoral approval pursuant to §1602 (3)(a) of the New York City Charter, said hearing to be scheduled subsequent to the execution by the Landlord of this Lease; and

WHEREAS, this lease may be executed by the Deputy Commissioner of the Department of Citywide Administrative Services after public hearing and Mayoral approval pursuant to §1602 (3)(a) of the New York City Charter and subject to approval as to form by the Corporation Counsel of the City of New York; and

WHEREAS, the Board of Directors of Landlord by resolution adopted on 10/16/96, authorized the execution of this Lease by one of its officers; and

Tenant hereby represents and warrants to Landlord that:

1.          Tenant is a municipal corporation, duly organized, validly existing and in good standing under the laws of the State of New York.

2.          Tenant has the full right and authority to enter into this Lease; and

3.          The execution and delivery and performance of this Lease by Tenant (a) has been duly authorized, (b) does not require any approvals other than those hereinabove set forth, (c) does not conflict with the provisions of any instrument to which Tenant is a party or by which Tenant is bound, and (d) constitutes a valid, legal and binding obligation of Tenant.

NOW, THEREFORE, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord subject to public hearing and mayoral approval and subject to approval as to form by Corporation Counsel, the following described premises (hereinafter referred to as the “Demised Premises”): approximately 79,424 rentable square feet of office space on part of the 1st, 2nd and 3rd floors of the building (hereinafter referred to as the “Building”) located at 240-250 Livingston Street (Block 165, Lot 22) in the Borough of Brooklyn. The Demised Premises shall be used for the type of office operation presently conducted by the Human Resources Administration or for such other similar purposes as the Commissioner of Citywide Administrative Services may determine, upon the terms and conditions hereinafter set forth, provided that such office purposes shall not impair or diminish the quality or character of the building and shall not increase the traffic in the Building. The floor plans of the leased area shall be made a part of the lease as Exhibit “A” and the square footage of same has been verified by the Bureau of Design of the Division of Real Estate Services of the Department of Citywide Administrative Services (hereinafter referred to as “DRES”).

Notwithstanding the foregoing, except for the particular functions performed by the agencies and offices hereinabove set forth as of the Commencement Date of the Lease, the Demised Premises shall not be used or occupied (i) to conduct a school, employment office or employment training facility, (ii) drug, alcohol or other type of substance abuse clinic or counseling service, (iii) as a child-care facility, (iv) for the preparation or service of food or beverages, (v) as a center for employment, training, rehabilitation, counseling or payments by mail, or (vi) for any other purposes not consistent with the first class character of the Building or which will substantially increase the traffic flow in the Building.

ARTICLE 1

TERM

The term of this Lease is fifteen (15) years, commencing on January 1, 1997 (the “Commencement Date”) and expiring at midnight of the day (“Expiration Date”) before the fifteenth (15th) anniversary of such Commencement Date, or on December 31, 2011.

ARTICLE 2

RENT

The “Base Rent” shall commence on the Commencement Date and shall be at the annual rate of One Million Thirty-Two Thousand Five Hundred Twelve Dollars ($1,032,512.00) per annum from January 1, 1997 through December 31, 1999; One Million Seventy-Six Thousand Nine Hundred Eighty-Nine Dollars and Forty-Four Cents ($1,076,989.44) per annum from January 1, 2000 through December 31, 2002; One Million Two Hundred Sixteen Thousand Seven Hundred Seventy-Five Dollars and Sixty-Eight Cents ($1,216,775.68) per annum from January 1, 2003 through December 31, 2005; and One Million Three Hundred Seventy-Three Thousand Two Hundred Forty Dollars and Ninety-Six Cents ($1,373,240.96) per annum from January 1, 2006, through December 31, 2008; and One Million Five Hundred Forty-Eight Thousand Seven Hundred Sixty-Eight Dollars ($1,548,768.00) from January 1, 2009 through the Expiration Date; all other payments due to Landlord from Tenant under this lease shall be considered “Additional Rent.” Base Rent and Additional Rent shall be referred sometimes as “rent” in this Lease. All rent shall be payable in equal monthly installments at the end of each calendar month, provided that for the months in which the Commencement Date and the date of expiration of the term of this Lease occur, Tenant shall pay only a pro rata share of the monthly installment for the period of its occupancy. Pending any audit by Tenant or the Comptroller of the arrears due and owing from August 1, 1995 through December 31, 1996 under the prior lease agreement, as reregistered, for the Demised Premises (the “Arrears”), which Arrears are described on the attached Schedule 1, Tenant shall pay Landlord the amount of the Arrears. Upon completion of such audit, Tenant shall be allowed to deduct immediately the amount of the overcharges detected by the audit from the next installment of rent hereunder. All rent (Base Rent and Additional Rent) shall be payable at Landlord’s address hereinbefore set forth or at such other address as may be designated by Landlord from time to time, by notice in the manner provided in Article 22 hereof.

All bills sent by Landlord to Tenant shall have clearly reflected thereon the property, address, and block and lot for which the bill is being sent. All bills must be legible and must contain the address to which the payment should be sent. The name, address, and telephone number of the Landlord’s contact person for billing inquiries is as follows: Reza Khan, Williams Real Estate Co., Inc., 530 Fifth Avenue, New York, New York 10036 (212) 704-3811. Any change in the Landlord’s contact person must be provided to Tenant in the manner designated in Article 22 hereof.

ARTICLE 3

OPTION TO RENEW

The Tenant shall have the right to renew the Lease for a period of five (5) years from January 1, 2012 through December 31, 2016 (“Renewal Period”), upon the same terms and conditions as this Lease (including those pertaining to Additional Rent), except that the Base Rent for the Renewal Period shall be One Million Seven Hundred Seven Thousand Six Hundred Sixteen Dollars ($1,707,616.00) per annum. The Tenant shall exercise the option by written notification to the Landlord no later than twelve (12) months prior to the expiration of the Lease, or by December 31, 2010. The Landlord shall be required to notify Tenant in writing not earlier than one (1) year nor later than six (6) months in advance of the date by which the option must be exercised.

ARTICLE 4

OPTION TO TERMINATE

The Tenant shall have the right to terminate this Lease without any penalty or liability to Tenant, in whole only, effective as of the second (2nd) anniversary of the Commencement Date or at any time thereafter, upon One Hundred Twenty (120) days prior written notice to the Landlord.

ARTICLE 5

TAX AND OPERATING EXPENSE ESCALATIONS

The Landlord and the Tenant agree that in addition to the annual Base Rent provided for in the preceding paragraphs of this Lease, Additional Rent shall be payable, consisting of Real Estate Tax escalations and Operating Expense escalations as those terms are hereinafter defined. Tenant shall pay its pro rata share, which is thirty-two percent (32%) of any increase in direct Operating Expenses or Real Estate Taxes.

A. 1. BASE YEAR OPERATING EXPENSES

“Base Year Operating Expenses” shall be defined as all reasonable costs and expenses, without duplication, paid or incurred by Landlord in Calendar Year 1995, i.e. the Operating Expense Base Year, in the reasonable exercise of Landlord’s business judgment with respect to the following:

I.	Items included in Operating Expenses

(1)	Labor costs [including salaries, wages, medical, surgical and general welfare benefits (including group life and medical insurance) and pension payments, payroll taxes, Workmen’s Compensation, Union Benefits paid by employer, unemployment insurance, social security and other similar taxes] for the services of the following classes of employees performing services required in connection with the operation, repair and maintenance of the Building:

(i)	the Building manager who works full or part time (if part time the allocable labor costs to the Building) on the Building.

(ii)	engineers, mechanics, electricians, plumbers, porters, janitors and other employees engaged on a full or part-time basis in the actual operation, repair and maintenance of any part of the Building, including cleaning, and the heating, air conditioning, ventilating, plumbing, electrical and elevator systems of the Building; provided that in the case of such part-time employees only the costs attributable to the Building shall be included.

(2)	(i)	The competitive cost of materials and supplies used in the operation, repair and maintenance of the Building including painting of the Demised Premises and removal of graffiti, and including cleaning, and the real property on which it is located.

(ii)	The competitive cost of independent contractors performing services required for the repair, operation and maintenance of the Building including extermination services once each month, including cleaning.

(iii)	The costs of electricity and all other utilities for the common areas of the Building.

(3)	The cost of casualty (war-risks if obtainable), workers compensation and property damage insurance;

(4)	Management fees, provided that said management fee shall be no higher than that which is ordinary and customary in the real estate management industry in New York City.

(5)	Repairs or replacements made to the Building and the Demised Premises by Landlord, at its expense, subject to those items contained in exclusions #2,9,10,12,13,14, and 17 of Article 5(A. 1.)(II); and

(6)	Straight line depreciation or amortization over a ten (10) year period (including interest at the rate of two percent (2%) in excess of the “prime rate” or “base rate” of Citibank, N.A. at the time such expenditure is made) for any expenditure for capital improvement during the Operating Expense Base Year only, which results in a reduction of Operating Expenses (limited, however, to the annual amount that such Operating Expense(s) is reduced for the applicable year).

(7)	Accountants’ fees for services rendered in connection with the preparation of the Base Year Operating Expense report.

II.	Items Excluded from Operating Expenses

(1)	The cost of correcting defects in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects for the purpose of this category;

(2)	Cost of any repair made by Landlord to remedy damage caused by or resulting from the negligence of Landlord, its agents, servants or employees;

(3)	Labor costs in respect to executives of Landlord not assigned to the Building as part of the normal Building operation staff;

(4)	Taxes and Real Estate Taxes as defined below;

(5)	Legal, accounting or other professional fees (including without limitation, brokerage, and finder’s and advertising fees) incurred to attract, lease to, or procure new tenants;

(6)	Any insurance premium, except as provided in I. above;

(7)	Interest for late payments of water and sewer rents;

(8)	The cost of any items to the extent Landlord is reimbursed by insurance or which are reimbursable by insurance;

(9)	The cost of extraordinary services provided for other tenants within the premises respectively demised to such tenants;

(10)	The costs attributable to the correction or remedying of any act or omission of any tenant in the Building where such tenant is liable for the correction or remedying of any such act or omission under its lease with Landlord;

(11)	Any cost (of electricity or any other item) for which Landlord is reimbursed by any tenant of the Building;

(12)	The cost of repair or rebuilding caused by fire or other casualty or condemnation;

(13)	The cost of any alterations, additions, changes, replacements and other items which under generally accepted accounting principles consistently applied are properly classified as capital expenditures, excepting only such capital expenditures which shall be made for replacements of Building equipment and property during the Operating Expense Base Year, the repair cost of which would exceed fifty percent (50%) of the cost of replacement and accordingly, the Landlord reasonably determined the cost of repair warrants replacement thereof in lieu of repair, and such allowable expenditures shall be included on a straight line basis, as are set forth in subsection A.1.(I)(6) above. Landlord shall furnish Tenant with reasonable evidence confirming both the repairs and the replacement cost referred to herein;

(14)	The cost of any alterations to prepare space for occupancy of any tenant in the Building;

(15)	Expenses resulting from any violations by Landlord of the terms of this Lease or any other lease in the Building;

(16)	Refinancing costs and mortgage interest and amortization payments;

(17)	Any item otherwise indicated in this Lease to be performed at Landlord’s sole cost and expense; and

(18)	Any item otherwise indicated in this Lease to be performed by Landlord but paid for by Tenant as additional rent or otherwise, other than as part of Operating Expenses.

Subject to Tenant’s right of audit hereinafter set forth, the parties agree that the Base Year Operating Expenses constitute the amount of $792,684,00. For purposes of such audit, the intent of the parties is that Tenant shall pay its proportionate share of increases in Base Year Operating Expenses (i.e. Operating Expense Escalations) based on the Building being fully occupied. Accordingly, in determining the amount of Base Year Operating Expenses, if less than one hundred percent (100%) of the Building rentable area was occupied by tenant(s) at any time during any such Operating Expense Base Year, Base Year Operating Expenses shall be an amount equal to expenses which would have been incurred in the Building under an operating clause such as this one had such occupancy been one hundred percent (100%) throughout such Operating Expense Base Year. The above amount includes such an adjustment.

Landlord has furnished to Tenant a schedule of Operating Expenses for said Operating Expense Base Year, which has been adjusted for 100% occupancy of the Building and is annexed hereto as Exhibit “B”.

Such schedule of Base Year Operating Expenses includes a statement signed by Landlord’s CPA. To the best of Landlord’s knowledge, there is complete and accurate documentation in Landlord’s managing agent’s files to support each and every charge included in Base Year Operating Expenses.

Landlord must have supporting documents for each and every Base Year Operating Expense or it will be disallowed.

Such schedule of Base Year Operating Expenses has been accompanied by a report of Landlord’s Certified Public Accountant, which report must be based upon an audit conducted in accordance with generally accepted auditing standards and state whether the schedules of Base Year Operating Expenses present fairly the Base Year Operating Expenses of Landlord, as defined in the Lease.

If Landlord fails to furnish any Statements under this Article relating to Operating Expense Escalations under A.2. below, Tenant may, upon thirty (30) days’ written notice and Landlord’s failure to furnish such statement within such thirty (30) day period, withhold all Additional Rent due and owing to Landlord, including but not limited to Real Estate Tax Escalations and Operating Expense Escalations under A.2. below, until Landlord furnishes the foregoing statements. Tenant’s liability for Operating Expense Escalations due pursuant to this Article and/or Landlord’s liability for refunding any overpayment shall survive the expiration of the term hereof.

Pending any audit by the Tenant or Comptroller of Base Year Operating Expenses for the Operating Expense Base Year, Tenant shall pay Operating Expense Escalations pursuant to the foregoing provisions hereof for any Lease Year, defined below, as billed by Landlord, provided, however, that Tenant shall have the right to withhold a reasonably disputed amount on account of Operating Expense Escalations until the dispute in question is resolved; and upon completion of such audit Tenant shall be allowed to deduct immediately overcharges detected upon audit from any installment of rent then becoming due, or if at the end of the Lease term Tenant shall be entitled to a payment from Landlord for such amounts within seven (7) days of Lease termination or expiration.

Tenant shall have the right to copy, examine and audit Landlord’s Base Year Operating Statement.

-A.2. Landlord’s Statement of Operating Expense Escalations--

Consumer Price Index Adjustments

1. Definitions

1.1           “Price Index” shall mean “The Consumer Price Index for U.S. City Average-All Urban Consumers (1982-84 equals 100), issued by the Bureau of Labor Statistics of the United States Department of Labor.

1.2           “Base Price Index” shall mean the Price Index for the month of October, 1995.

1.3           “Lease Year” shall mean each period of twelve (12) consecutive months, beginning on the first day of January, 1997, during the term of this Lease .

1.4           “Base Year Operating Expenses” shall mean the Operating Expenses for the Operating Expense Base Year, as defined in Section A.1 above.

2.          “Operating Expense Escalation” shall mean a sum payable by Tenant to Landlord each Lease Year computed by multiplying the sum representing the Base Year Operating Expenses as defined under Subsection A.1 of this Article 4 by the percentage, if any, by which the Price Index, as published for the month of October immediately preceding the first day of the Lease Year in question, shall exceed the Base Price Index. Such sum shall be multiplied by Thirty-Two percent (32%), which represents Tenant pro rata share of Operating Expenses for the Building. An example for calculating CPI Index changes is annexed hereto as Exhibit “C” (The “CPI Index Calculation”).

3.           Such Operating Expense Escalation for every Lease Year which follows the Operating Expense Base Year shall be billed and paid as follows:

(a)          At any time after January 1st of each Lease Year, Landlord shall deliver to Tenant a statement (hereinafter the “Statement”) showing the amount of such Operating Expense Escalation payable for the then current Lease Year, which amount shall be calculated by using the CPI for the immediately preceding October factor according to paragraph 2. above. Tenant shall pay Landlord the same sum, in equal monthly installments (such monthly installment hereinafter referred to as the “Amount”) on the last day of each and every month during such Lease Year. Notwithstanding anything to the contrary, actual payment of any Operating Expense Escalation shall not start until January 1, 1997.

4.          Landlord shall not be obliged to make any adjustments or recomputations, retroactive or otherwise, by reason of any revision which may later be made in the figure of the Price Index first published for any month. The Price Index published for any Lease Year shall, for the purpose of this Subsection A.2., be deemed no lower than the Base Price Index.

5.          If the Price Index ceases to use the 1982-84 average equaling 100 as the basis of calculation, then the Price Index shall be appropriately adjusted to reflect the change in the Price Index from that in effect at the date of this Lease. If such Price Index shall no longer be published by said Bureau, then any substitute or successor index published by said Bureau or other governmental agency of the United States, and similarly adjusted as aforesaid, shall be used. If such Price Index (or a successor or substitute index similarly adjusted) is not available, a reliable governmental or other reputable publication reasonably selected by Landlord and Tenant jointly and evaluating the information theretofore used in determining the Price Index shall be used.

6.          If any part of a year of the term of this Lease shall include any part of a Lease Year, Tenant’s liability under this Subsection A.2. shall be apportioned so that Tenant shall pay only such part of the sums required to be paid under this Subsection A.2. that shall be included in the term of this Lease.

B.   REAL ESTATE TAX ESCALATIONS

The term “Taxes” and “Real Estate Taxes” as used herein, shall mean the real estate taxes and assessments (excluding special assessments) on or with respect to the Building and the land upon which it is located, assessed, levied, or imposed by any governmental authority having jurisdiction. Excluded from the foregoing enumerations of Taxes and Real Estate Taxes will be (i) any income, franchise, inheritance, capital stock, excise, excess profits, occupancy or rent, gift, estate, payroll or stamp taxes or foreign ownership or control taxes or any so-called “Gains Tax” imposed pursuant to Article 31-B of the New York State Tax Law (the “Gains Tax”) and deed tax or transfer tax imposed by Article 29 of the New York State Tax Law, and any mortgage recording tax imposed by Article 11 of the New York State Tax Law, (ii) any expenses incurred by Landlord, or Landlord’s estate, including payments to attorneys and appraisers, in contesting the Taxes and Real Estate Taxes by tax certiorari proceedings and such expenses and payments shall be the obligation of Landlord, and (iii) any Taxes resulting from an increase of the assessed value of the Building attributable to an increase in the rentable area of the Building. As of the date hereof, to the best of Landlord’s knowledge, the only Taxes affecting the Building and/or the Land are the real estate taxes payable to the City of New York.

Tenant covenants and agrees that for each tax fiscal year of the initial lease term commencing with the partial tax fiscal year which begins on January 1, 1997, where the total annual Real Estate Taxes imposed or assessed upon the land and Building for such lease year exceed the Real Estate Tax base for the New York City tax fiscal year 1995/96 (hereinafter referred to as the “Real Estate Real Estate Tax Base Year”), Tenant shall pay to Landlord as additional rent, a sum equal to thirty-two percent (32%) of such excess, which represents Tenant’s proportionate share of such excess. The amount of such Additional Rent payable for any tax fiscal year having a duration of less than twelve (12) months shall be prorated and may be billed . and shall be paid retroactively. Tenant shall pay such share of such excess within forty-five (45) days after Landlord provides Tenant with reasonably satisfactory documented proof that it has paid such tax liability for each semi-annual period (a copy of either Landlord’s cancelled check in payment of such Taxes or an official receipt of the taxing authority shall be deemed sufficient proof for such purpose).

The Tax base for the Real Estate Tax Base Year shall be the annual Real Estate Taxes finally imposed or assessed on the land and Building for the Real Estate Tax Base Year.

Appropriate credit shall be given for any refund obtained by reason of a reduction in the assessed valuation made by the assessors or the courts at any time during this Lease or at any time thereafter relating to a tax fiscal year for which Tenant provides a payment hereunder. The original computations, as well as payments of additional rent, if any, under the provisions of this Article, shall be based on the original assessed valuation with adjustments to be made if and when the Tax refund, if any, has been paid to Landlord.

If the assessment of the land and Building shall be reduced for the Real Estate Tax Base Year as a result of protests of proceedings filed therefor, then the Tax base shall be amended to the amount actually collectible by the City of New York for the base fiscal tax year on the corrected assessment. Landlord shall have an obligation to immediately notify Tenant in writing each time a tax assessment is challenged.

C.   RIGHT TO AUDIT

Tenant and its authorized representative shall have the right to examine, copy and audit any and all books and records of Landlord, including but not limited to original invoices, originals of executed contracts, original cancelled checks, general ledgers and books of original entry, for the purpose of verifying the accuracy of any statement, including the statement of Arrears, furnished by Landlord to Tenant. All statements are subject to audit by the occupying agency or its representative and post-audit by the Office of the Comptroller. Landlord shall be required to retain the books and records required herein for six (6) years after the Period to which they relate.

Landlord shall have an affirmative obligation to notify Tenant of (i) any protest filed by any other tenant regarding any amounts billed pursuant to this Article; and (ii) any audits, resolution of audits, claims for refund of overpayments, settlements of overpayments, refunds of overpayments, and litigation and arbitration proceedings for recovery of overpayments, where such audits and other actions result in a determination that overcharges have occurred for litigation and arbitration proceedings for recovery of overpayments, “determination shall mean the trial-lower court or arbitrators determination, respectively, prior to any appeals.

ARTICLE 6

LANDLORD’S INTEREST IN PREMISES

Landlord warrants and represents that it is the owner in fee of the Building, the Demised Premises, and the real property on which they are located and is empowered and authorized to lease said premises as provided herein.

ARTICLE 7

ALTERATIONS AND IMPROVEMENTS

(A)         Landlord agrees, prior to the Substantial Completion Date, (as defined below), to make alterations and improvements (the “Work”) based on preliminary plans and a scope of work (the “Scope of Work”) prepared by HRA and approved by DRES and attached hereto as Exhibit “D” and made a part hereof. The Work consists of (i) alterations and improvements that Landlord shall perform at its own cost and expense, described in the Landlord’s Base Building Scope of Work (the “Landlord’s Base Building Work”), and (ii) alterations and improvements that Landlord shall perform at its own cost and expense, described in the Tenant’s Scope of Work (the “Tenant Work”). Landlord’s Base Building Work and the Tenant Work are both fully described in Exhibit “D”.

Landlord shall cause its selected architect (the “Architect”) to prepare and deliver to HRA architectural and engineering plans and specifications, as required by the Buildings Department (the “Final Plans”). The Final Plans must (i) be engineering and architecturally complete; (ii) be coordinated with existing building conditions and facilities; (iii) conform to all NYC codes and all other applicable requirements (including but not limited to terms and conditions in the professional services requirement document prepared by DRES, i.e. “Guide for Design Consultant”, but only with respect to work to be performed in the specific areas of the Demised Premises which require submission of Final Plans to the Buildings Department); (iv) clearly distinguish Landlord’s Base Building Work from Tenant’s Work; (v) be coordinated and based on the Preliminary Plans; and (vi) incorporate and elaborate on the Phasing Plan, in order to create a complete set of construction documents. Landlord or Landlord’s Architect shall prepare the Phasing Plan, which shall describe the sequence of the Work to be performed, as approved by HRA, which approval shall not be unreasonably withheld or delayed. The Final Plans must be filed by Landlord with the Building and Fire Departments and all other governmental authorities having jurisdiction.

Within thirty five (35) business days from the execution and delivery of this Lease, Landlord shall cause said Architect to arrange for preparation of initial Final Plans and delivery of same to the Director of Facilities at HRA and the Buildings, Fire Department and other regulatory agencies which require said submission. HRA will review and either approve or disapprove the Final Plans, such approval not to be unreasonably withheld or delayed. In the event HRA shall not approve such Final Plans it shall indicate in writing the corrections reasonably required before such approval can be furnished. Thereafter, Landlord shall resubmit revised Final Plans within ten (10) business days and HRA shall approve or disapprove such revised drawings (which approval shall not be unreasonably withheld or delayed) and indicate whatever corrections it reasonably requires within ten (10) business days after its receipt thereof; following which Landlord shall within five (5) business days of his receipt of corrections required by HRA fully complete the revision of the Final Plans based on the requested corrections and furnish HRA with a complete set thereof for its approval which shall not be unreasonably withheld or delayed.

Within fifteen (15) days after HRA’s approval of the Final Plans, and prior to the commencement of the Work, Landlord shall submit to HRA Building Department administrative approvals with respect to Final Plans. In the event that Landlord has not received the Buildings Department administrative approvals by the time HRA approves the Final Plans, then Landlord shall provide HRA with (a) reasonable written verification that it has not received the administrative approvals, and (b) a list of the most recent objections by the Buildings Department and Landlord’s reply, and (c) written evidence that Landlord is diligently proceeding to obtain the Buildings Department approvals.

Within ten (10) business days from approval of the Final Plans by the Buildings Department and prior to commencing construction, Landlord will submit a copy of the Building Permit to HRA. In the event Landlord has not received the Building Permit within ten (10) business days from said Final Plans approval, then Landlord shall (a) provide HRA with written verification that it has not received the Building Permit and (b) demonstrate to HRA that it has (i) diligently pursued and continues to diligently pursue obtaining said Building Permit, and (ii) responded in a timely manner to objections raised by the Buildings Department.

By virtue of the fact that Landlord is a wholly owned subsidiary of the Bank of Tokyo- Mitsubishi Trust Co., Landlord hereby warrants and represents that it has the financial capability and/or adequate financing to complete the Work in the time frames set forth herein. Landlord’s misrepresentation with regard to its ability to provide adequate financing shall constitute a basis for rescission of this Lease.

Landlord shall have a continuing obligation to make regular periodic payments to its contractors at approximately thirty (30) day intervals in amounts reasonably commensurate with the amount of progress towards Substantial Completion from the start of work up to the date of Substantial Completion, to ensure diligent and timely completion of the Work.

The Demised Premises shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred (the “Substantial Completion Date”) upon (1) certification by HRA of Landlord’s completion of the Work excepting minor details of construction or decoration which do not adversely affect Tenant’s use of the Demised Premises; and (2) receipt by Landlord and delivery to HRA of (i) all applicable Building Department and Fire Department inspection sign-offs (including but not limited to Building Department Post Permit TR-1, Equipment Use Permits, a new Certificate of Occupancy, electrical and plumbing sign-offs, Fire Department and elevator inspections and sign-offs and compliance with the terms and provisions of Article 26 of the Lease) (Asbestos) and (ii) certified air balancing report approved by Landlord’s engineer as being in conformance with the Final Plans. HRA shall use reasonable efforts to certify or deny certification of Substantial Completion pursuant to (1) above within seven (7) business days after HRA receives written notice from Landlord of Landlord’s determination that the Work is Substantially Complete; such notice from Landlord must include all items under (2)(i) and (ii) above. In the event the Certificate of Occupancy and/or sign-offs are temporary, Landlord will keep them all in full force and effect and will be solely liable for all costs in connection therewith. Landlord, prior to the Substantial Completion Date, shall remove all violations, including but not limited to Building Code and Fire Code violations, now pending or which may be placed against the Demised Premises, except those violations caused by Tenant’s breach of the terms of this Lease or caused by other tenants in the Building, which violations Landlord shall diligently proceed to advise such tenant to remove.

(B) In the event Landlord (i) fails to commence construction of the Work within ten (10) business days after its receipt of Tenant’s approval of the Final Plans and all necessary governmental permits and approvals and/or pursue completion of same diligently and in continuous manner, and/or (ii) fails to meet any applicable time frames under Subsection (A) above, subject, however, to force majeure and Tenant’s delay in providing Landlord access to the phased area after notice, then Tenant shall give Landlord written notice (hereinafter referred to as “Delay Notice”) advising Landlord of its failure to so commence and/or perform. If Landlord fails to commence the Work or perform its obligations under Subsection (A) above within ten (10) business days from the date of said Delay Notice, Tenant, in addition to any other remedy it may have, at it’s option may: (i) as agent of the Landlord commence performance of the work and deduct the cost thereof from the rent to become due and payable pursuant to Article 2 hereof; or (ii) after sending a Second Delay Notice to Landlord and Landlord’s failing to proceed diligently within five (5) business days, terminate this Lease on ten (10) days written notice to Landlord. Tenant, however, shall not be required to exercise either of the foregoing rights. If Tenant elects not to terminate the Lease, and regardless of whether or not Tenant provides a written Delay Notice to Landlord or elects to perform the work as Landlord’s agent, it shall receive a rent credit subsequent to the target date for Substantial Completion equivalent to (i) one day of free rent if Landlord’s delay adversely affects Tenant’s occupancy of the Demised Premises and Tenant vacates the Demised Premises, or (ii) $870.40 per day, if Tenant remains in occupancy of the Demised Premises, for each day the commencement of the Work was delayed or time frames were not met, further resulting in Landlord’s delay in achieving Substantial Completion of the Work. The foregoing remedies will not be exercised by Tenant if Landlord (i) has timely filed all appropriate paperwork, but has not received the necessary governmental sign offs within the time frames described at the beginning of this paragraph for Landlord to commence the Work, and (ii) has demonstrated to HRA in writing that it is diligently pursuing receipt of said necessary sign offs.

(C ) Notwithstanding anything to the contrary herein, in the event Landlord, after commencing the Work, fails to complete said alterations and improvements, after commencement of same, within six (6) months from Final Plans approval and receipt of the Building Permit, subject, however, to force majeure and Tenant’s delay in providing Landlord access to the phased area after notice, Tenant shall give Landlord written notice (hereinafter referred to as the “Completion Delay Notice”) advising the Landlord of its failure to achieve timely Substantial Completion. If Landlord fails to achieve Substantial Completion within one (1) month from the date that Landlord receives such Completion Delay Notice, or if such work cannot be completed within said one (1) month and Landlord fails to act diligently, and continuously without interruption to Substantially Complete said work within a reasonable time, Tenant, in addition to any other remedy it may have, may: (i) as agent of Landlord, perform said work and deduct the cost thereof and/or from the rent to become due and payable pursuant to Article 2 hereof; or (ii) after sending a second Completion Delay Notice to Landlord and Landlord’s failing to achieve Substantial Completion one (1) month thereafter, terminate this Lease on ten (10) days written notice to Landlord. Tenant, however, shall not be required to exercise either of the foregoing rights. If Tenant elects not to terminate the Lease, and regardless of whether or not Tenant provides written Completion Delay Notice or elects to perform the work as Landlord’s agent, it shall receive a rent credit subsequent to Substantial Completion equivalent to (i) one (1) day of free rent if Landlord’s delay adversely affects Tenant’s occupancy of the Demised Premises and Tenant vacates the Demised Premises, or (ii) $870.40 per day, if Tenant remains in occupancy of the Demised Premises, for each day Landlord has delayed Substantial Completion of the Work. The foregoing remedies will not be exercised by Tenant if Landlord (i) has substantially completed the Work, (ii) has timely filed all appropriate paperwork, but has not received the necessary governmental sign offs within the time frames described at the beginning of this paragraph for Landlord to Substantially Complete the Work, and (iii) has demonstrated to HRA in writing that it is diligently pursuing receipt of said necessary sign offs.

In the event Substantial Completion has occurred, then with respect to as built drawings and minor details of construction or decoration which do not adversely affect Tenant’s use of the Demised Premises, Tenant shall submit to Landlord a written list of such minor details including the as built drawings which it deems to be incomplete (hereinafter the “Punch List”).

Landlord shall within thirty (30) days of receipt of the Punch List, commence performance and diligently proceed in a continuous manner to complete said work. In the event Landlord fails to commence the Punch List within thirty (30) days of receipt of the Punch List and thereafter diligently proceed to complete the same, Tenant, in addition to any other remedy it may have, may (i) as agent for the Landlord, perforin said work and deduct the cost thereof from the rent due or that may become due and owing under this Lease or (ii) withhold rent due and owing to Landlord in the amount of $870.40 per day, until Landlord performs such work to the satisfaction of Tenant.

With respect to Tenant’s repair obligations, upon completion of the work, Landlord shall assign to Tenant the beneficial interest in all warranties and guarantees received by Landlord from contractors and materialmen engaged in the performance of the work, as well as the right to enforce any contracts made with such contractors and materialmen. Landlord hereby appoints Tenant as its attorney-in-fact to institute suit in Landlord’s name and for Tenant’s benefit and agrees to cooperate fully with Tenant in the event that Tenant seeks to enforce its rights with respect to the warranties and guarantees.

Notwithstanding anything to the contrary in Article 13 hereof, Landlord shall be solely responsible for the performance and cost of all repairs resulting from defects of materials and workmanship in construction and/or alterations and improvements of the Demised Premises or of the Building. Furthermore, and notwithstanding anything to the contrary contained in Article 13 hereof, if Landlord uses existing ductwork or ventilation equipment, it shall remain solely responsible for the performance and cost of repair or replacement of same during the entire term hereof.

Landlord acknowledges that the Demised Premises may be occupied and used by Tenant, its employees and invitees during the performance of the Work. Accordingly, Landlord shall, and shall cause it contractors, to use best efforts to minimize noise, dust and other conditions which may adversely affect Tenant, its invitees, children, employees, and workers, to take every reasonable precaution against injuries to persons or damage to property, and to provide for the safety of persons at the Demised Premises. Landlord shall be responsible for the initiation, maintenance and supervision of reasonable safety precautions and programs in connection with the performance of the Work. Prior to the commencement of the Work Landlord shall designate a qualified person to carry out such programs and notify Tenant of the person so designated.

In accordance with the approved Phasing Plan, the occupying agency shall, upon ten (10) days prior notice from Landlord temporarily move its equipment and property, as necessary, in the affected area in order for Landlord to perform the Phase of the Work. Tenant shall allow Landlord access to the Demised Premises for the purpose of performing the Work, pursuant to the Phasing Plan, which approval shall not be unreasonably withheld or delayed. The unisex bathrooms to be installed by the Landlord shall be located within the Demised Premises at a location mutually satisfactory to Landlord and Tenant. If Tenant fails to provide Landlord access to the affected phased area of the Demised Premises to perform an item of work within ten (10) days after a second notice, Landlord shall not be required to perform said item of work for Substantial Completion and Landlord’s time frame to Substantially Complete the Work shall be extended by such delay.

Landlord agrees to name, or cause its contractors to name, the City of New York, as an additional named insured on their respective policies of public liability insurance, and furnish the Tenant with certificates of insurance to that effect, provided there is no additional charge therefor, or if Tenant agrees to pay said additional charge.

ARTICLE 8

CERTIFICATE OF OCCUPANCY; COMPLIANCE WITH LAWS

Landlord agrees to deliver to the Department of Citywide Administrative Services a Certificate of Occupancy or other sufficient indicia of legality for use of the premises for office purposes, and same shall be a prerequisite to the official assumption of occupancy by Tenant.

At its own expense, Landlord agrees to obtain all permits necessary to legalize the Demised Premises, the alterations and improvements specified herein and to comply with all requirements, rules, laws, regulations and orders of Federal, State and local authorities and of any board of fire underwriters having jurisdiction over the Demised Premises or the real property of which they form a part, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (“ADA”) during the term hereof or renewal term, if any. With respect to the ADA and regulations promulgated pursuant thereto, Landlord shall comply with and perform the Landlord’s obligations, if any, as a public accommodation pursuant to Title III of the ADA. Landlord shall remove all violations which may be placed against the Demised Premises, including but not limited to Building Code and Fire Code violations, except those violations caused by Tenant’s breach of the terms of this Lease.

In the event Landlord fails to comply with any of the provisions of this Article, Tenant, in addition to any other remedy it may have, after notice to Landlord and Landlord’s failure thereafter to diligently proceed to comply, (i) may, as agent of Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease or, (ii) may withhold an amount of rent equal to 133% of the reasonable cost of performing same as reasonably determined by Tenant until Landlord shall have performed same to Tenant’s reasonable satisfaction, at which time any amounts so withheld shall be promptly paid to Landlord.

Furthermore, in the event Tenant provides a second notice to Landlord of Landlord’s default under this Article and Landlord thereafter fails to commence compliance and thereafter diligently continue compliance with any of the provisions of this Article within fifteen (15) days following receipt of the second notice, and as a result of Landlord’s failure, (a) one third (1/3) of the Demised Premises is rendered unusable for business purposes and (b) Tenant vacates said portion of the Demised Premises, then Tenant may terminate this Lease on twenty (20) days written notice to Landlord.

ARTICLE 9

REAL ESTATE TAXES, ASSESSMENTS, WATER RATES,

SEWER RENTS, ARREARS

(A)         Landlord shall pay all real estate taxes, assessments, water rates and sewer rents levied against said Building and Land for the tax lot where the Demised Premises are located or that may be liens thereon. Landlord shall provide Tenant with receipted bills, payment receipts or other back-up information satisfactory to Tenant evidencing Landlord’s payment thereof within five (5) business days after Tenant shall give notice to Landlord requesting such evidence of payment. Should Landlord fail to pay said taxes, assessments, water rates and sewer rents, then Tenant, in addition to any and all other remedies it may have, may apply any rent due or that may become due and payable under this Lease to the payment of said taxes, assessments, water rates and sewer rents and so long as any of such items are unpaid, no action or proceeding may be maintained by Landlord against Tenant for nonpayment of the rent so applied.

(B)         Additionally, if Landlord is in any other arrears on the Property, Building and/or Demised Premises payable to the City of New York, including but not limited to taxes, water and sewer charges, rents, mortgage payments, if any and any other payments or obligations payable to the City of New York, after 30 days notice from Tenant to Landlord and Landlord’s failure to make such payment within said 30 day period, then Tenant may apply any rent due or that may become due and payable under this Lease to the payment of such arrears and as long as such arrears are unpaid, no action or proceeding may be maintained by Landlord against Tenant for nonpayment of the rent so applied.

ARTICLE 10

LANDLORD’S SERVICES

Landlord shall provide heat, hot and cold water, adequate elevator service, maintain the public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets (including supply and cleaning thereof) or other public parts of the building (collectively “common areas”), perform regular monthly extermination services to the Demised Premises and the common areas, and maintain the heating, ventilation and air conditioning equipment in good working order so as: (i) to provide air conditioning during the summer months at an average inside design temperature of seventy-five (75) degrees Fahrenheit dry bulb and a room relative humidity of fifty percent (50%) when the outside temperature is ninety-five (95) degrees Fahrenheit dry bulb coincident with a wet bulb temperature of seventy-five (75) degrees Fahrenheit, provided that, with respect to air conditioning, Tenant keeps the blinds closed in all windows exposed to direct sunlight and maintains a lighting and equipment load of not more than 4 1/2 watts per rentable square feet and a people load of not more than one person per 100 square feet; and (ii) to provide heating during the winter months at an average inside design temperature of seventy-two (72) degrees Fahrenheit dry bulb when the outside temperature is zero (0) degrees Fahrenheit dry bulb with a wind velocity of fifteen (15) miles per hour.

The foregoing Landlord’s services shall be provided during the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday inclusive, New York City holidays excluded, (“Business Hours”) except that elevator service and access to the Demised Premises shall be provided twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable rules and regulations.

Within sixty (60) days after the execution of the Lease by Tenant, Landlord, at its sole cost and expense, shall perform all of the preventive maintenance measures set forth in Exhibit “E”, attached hereto and made a part hereof. Landlord, at its sole cost and expense, may, at its option, enter into a separate agreement for the maintenance of the roof and each of the building systems of the Demised Premises. Any such agreement may remain in effect during the term of the Lease and shall provide that the contractor perform all of the preventive maintenance measures set forth in Exhibit “E”. The contractor shall adhere to industry wide standards in performing its obligations under the maintenance agreement. Any such maintenance agreement shall further provide that within ten (10) business days after inspecting the roof or building systems the contractor shall prepare a written report. Such report shall (a) summarize contractor’s, or Landlord’s, findings and recommendations for maintenance service and (b) state whether maintenance service has been rendered. Contractor or Landlord shall submit a copy of the report to Tenant within fifteen (15) days after it is completed.

Landlord shall paint the Demised Premises completely within sixty (60) days of the execution of this Lease by Tenant, and again when requested by Tenant after the fifth (5th) and tenth (10th) anniversaries of the Lease Term in accordance with Building Standard specifications and colors selected by Tenant from the Building Standard color chart; Furthermore, in the event Tenant exercises its option to renew the Lease, Landlord shall paint the Demised Premises completely in the sixteenth (16th) year of the Lease, as renewed.

In the event Landlord fails to comply with any of the provisions of this Article within five (5) business days after written notice by Tenant, Tenant, in addition to any other remedy it may have, may (i) as agent of Landlord, perform the same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, or (ii) withhold an amount of rent equal to 133% of the reasonable cost of such repairs as reasonably determined by Tenant until Landlord performs such repairs to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly repaid to Landlord.

Anything to the contrary notwithstanding, in the event the repairs to be performed by the Landlord are required to correct a hazardous condition or to end an emergency which renders the premises unsuitable for the use set forth herein, Tenant shall give Landlord, its agent, superintendent or the person designated to receive such notice, immediate notice in writing, personally or by certified mail, and Landlord, shall commence the repairs by the next business day after receipt of such notice (the making of necessary telephone calls being deemed commencement) and diligently proceed in a continuous manner to complete said work. In the event Landlord fails to commence and complete said work after said notice, as aforesaid, Tenant, (i) as agent for the Landlord, may perform same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease or (ii) may withhold an amount of rent equal to 133% of the reasonable cost of such repairs as reasonably determined by Tenant until Landlord performs such repairs to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord.

Furthermore, in the event Tenant provides a second notice (the “Second Notice”) to Landlord of Landlord’s default under this Article and Landlord thereafter fails to commence to cure and diligently proceed in a continuous manner to cure said default within fifteen (15) days following receipt of the Second Notice, and as a result of Landlord’s failure, (a) one third (1/3) of the Demised Premises is rendered unusable for business purposes and (b) Tenant vacates said portion of the Demised Premises, then Tenant may terminate this Lease on Twenty (20) days written notice to Landlord.

ARTICLE 11

TENANT’S SERVICES

Tenant shall pay for its electricity directly to the public utility company. Landlord shall, at its sole cost and expense, provide the meter and any necessary wiring. Tenant shall provide its own cleaning and rubbish removal services. Tenant shall close the blinds and windows in the Demised Premises at end of each business day.

ARTICLE 12

ALTERATIONS BY TENANT

Tenant may make alterations, decorations, installations, additions and improvements in and to the Demised Premises and may erect signs therein or thereon. Tenant may make alterations, installations, additions and improvements in excess of Ten Thousand Dollars ($10,000.00) upon prior written consent of Landlord, which consent shall not be unreasonably delayed or withheld. All such work performed by Tenant shall be in compliance with all applicable laws and the Building Rules and Regulations, which Rules and Regulations are annexed hereto and made a part hereof as Exhibit “F”. All property of whatever kind or nature in or on the Demised Premises owned, installed or paid for by Tenant shall be and remain the property of Tenant and upon the termination of this Lease, renewal, extension or holdover period, Tenant shall remove such property. Tenant shall repair any damage to the Demised Premises caused by Tenant’s removal of its property upon the expiration or earlier termination of this Lease. If Tenant shall fail to remove such property upon termination of this Lease, renewal, extension or holdover period, the property shall be deemed to be surrendered, and may be removed by Landlord. Tenant shall reimburse Landlord for the reasonable actual cost of removing Tenant’s property within forty-five (45) days of receipt of Landlord’s reasonable back-up documentation.

ARTICLE 13

END OF TERM

Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises in good order and condition with ordinary wear and tear, and damage by the elements, including fire or other casualty, excepted, and in compliance with the provisions of Article 12.

ARTICLE 14

REPAIRS

Landlord shall make all interior, exterior and structural repairs, excluding such repairs necessitated by the negligence or improper conduct of Tenant or its invitees, but including maintenance, repair or replacement of the roof, windows and window glass, replacement of light bulbs and fluorescent lamps, elevators, plumbing, and electrical, heating and air conditioning systems, common areas, removal of graffiti from the exterior and interior of the Building and/or the Demised Premises, and all repairs needed because of Landlord’s negligence or because of defective materials or workmanship in the construction and/or improvement of the Demised Premises or of the Building of which they are a part. Landlord shall repair and maintain any sidewalks, curbs and passageways adjoining and/or appurtenant to the Demised Premises in good, clean and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstruction.

In the event Landlord fails to fulfill its obligations, Tenant may, in addition to its other remedies, give written notice to Landlord specifying the repairs required by Tenant and Landlord shall commence performance of such work within five (5) business days after the giving of such notice and diligently proceed to complete said work. In the event Landlord fails to so commence or diligently proceed in a continuous manner to complete said work after said written notice, Tenant, in addition to any other remedy it may have, (i) may, as agent of Landlord, perform the same and deduct the cost thereof from any rent due or that may become due and payable under this Lease, or (ii) withhold an amount of rent equal to 133% of the reasonable cost of such repairs as reasonably determined by Tenant until Landlord performs such repairs to the reasonable satisfaction of Tenant, at which time any amounts so withheld shall be promptly paid to Landlord.

Anything to the contrary notwithstanding, in the event the repairs to be performed by the Landlord are required to correct a hazardous condition or to end an emergency which renders the premises unsuitable for the use set forth herein, Tenant shall give Landlord, its agent, superintendent or the person designated to receive such notice, immediate notice in writing, personally or by certified mail, and Landlord, shall commence the repairs by the next business day after receipt of such notice (the making of necessary telephone calls being deemed commencement) and diligently proceed in a continuous manner to complete said work. In the event Landlord fails to commence and complete said work after said notice, as aforesaid, Tenant (i) may, as agent for the Landlord, perform same and deduct the reasonable cost thereof from any rent due or that may become due and payable under this Lease, (ii) may withhold an amount of rent equal to 133% of the reasonable cost of such repairs as reasonably determined by Tenant until Landlord performs such repairs to the reasonable satisfaction of Tenant at which time any amounts so withheld shall be promptly paid to Landlord, or (iii) may give Landlord a second notice (the “Second Notice”) of said default to Landlord.

Furthermore, in the event Tenant provides a Second Notice to Landlord of Landlord’s default under this Article and Landlord thereafter fails to commence to cure and diligently proceed with continuity to cure said default within fifteen (15) days following receipt of the Second Notice, and as a result of Landlord’s failure, (a) one third (1/3) of the Demised Premises is rendered unusable for business purposes and (b) Tenant vacates said portion of the Demised Premises, then Tenant may terminate this Lease on twenty (20) days written notice to Landlord.

In the event Tenant is unable to use any part or all of the Demised Premises because of Landlord’s failure to timely perform such work as set forth in the two preceding paragraphs hereof, the rent shall be reduced, during such period, proportionately to the diminution in space resulting from such failure.

In the event Tenant may still be able to use the Demised Premises for the purposes set forth in the Lease but Landlord’s failure to timely make repairs or provide services adversely affects Tenant’s operations within the Demised Premises in a material manner, Tenant shall be entitled, during such period, to a bona fide equitable reduction in rent.

Tenant may make such ordinary and nonstructural interior repairs as it deems necessary for its occupancy.

ARTICLE 15

CONDEMNATION

If the whole of the Demised Premises shall be taken in condemnation, this Lease shall terminate upon the vesting of title in the condemnor and all rent and other charges paid or payable by Tenant shall be apportioned as of the date of vesting of title in such condemnation proceeding.

If only part of the Demised Premises shall be so taken in condemnation so that the remainder cannot be used for the intended purpose, then Tenant may either terminate this Lease as to the remainder of the premises on ten (10) days written notice to Landlord or remain in possession of the remaining portion of the premises under all of the terms, conditions and covenants of this Lease, except that the rent thereafter shall be apportioned and reduced from the date of each such partial taking to the amount equal to the product of the dollar amount of rent payable on such date and the number of square feet in the part remaining. If this Lease is not so terminated, the proceeds of any award for partial taking shall be applied by Landlord to the repair, restoration or replacement of the remaining premises, to their condition immediately prior to the condemnation (“Restoration”) and if there be any deficiency, it shall be made up by Landlord, but if there be any surplus, it shall belong to the Landlord. Said Restoration of the remaining premises shall be performed pursuant to plans and specifications reasonably approved by the Human Resources Administration and completed within six (6) months after such approval. In the event said Restoration is not completed within said six (6) months period, Tenant, in addition to any other remedy it may have, may terminate this Lease on ninety (90) days written notice or perform said Restoration and deduct the reasonable cost thereof from any rent which may be due and payable under this Lease.

Tenant shall be entitled to apply for a separate award for the value of the improvements and fixtures made or paid for by Tenant upon that part of the premises taken in condemnation and hereby waives any claim for the value of its leasehold position.

ARTICLE 16

DESTRUCTION BY FIRE OR OTHER CASUALTY

If the whole of the Demised Premises is totally destroyed or damaged by fire or other casualty (“Casualty”), or destroyed or damaged by Casualty to such an extent that they are wholly or substantially unsuitable or untenantable for use for the purpose for which they are leased (“Total Casualty”), then from the date of such damage or destruction the rent shall abate fully until such time as Landlord fully repairs and restores the Demised Premises to its layout and condition immediately prior to the Casualty as reasonably certified by the Human Resources Administration.

Either party may terminate this Lease by notice to the other within thirty (30) days from the date of the Total Casualty. If no such notice is given, Landlord shall, within ninety (90) days after receipt of insurance proceeds, commence and diligently proceed with continuity to complete the repairs and restoration of the Demised Premises to their layout and condition prior to said Total Casualty. If Landlord fails to commence said repairs and restoration as above provided, or complete the same within one hundred and eighty (180) days after such commencement, Tenant may terminate this Lease on forty-five (45) days written notice or, in addition to any other remedy it may have, may perform such repairs and restoration and reimburse itself for the reasonable cost thereof from any rent due or that may become due and payable under this Lease.

If the Demised Premises are partially damaged by Casualty, to the extent of less than a Total Casualty (“Partial Casualty”), Landlord shall, within ninety (90) days after receipt of applicable insurance proceeds, commence and diligently proceed to complete the repairs and restoration of the Demised Premises to their layout and condition prior to said Partial Casualty. If Landlord fails to commence as aforesaid or to complete the same within one hundred and twenty (120) days after such commencement, Tenant, in addition to any other remedy it may have, may terminate this Lease by giving Landlord forty-five (45) days written notice or may perform such repairs and restoration and reimburse itself for the reasonable cost thereof from any rent due or which may become due under this Lease.

From the date of such damage to the date of substantial completion of such repairs and restoration of the Partial Casualty as reasonably certified by the Human Resources Administration in writing, Tenant shall pay rent for that part of the premises it is using during the alterations and repairs on a square foot basis in an amount equal to the product of the dollar amount of rent per square foot payable on such date and the number of square feet being occupied by Tenant.

ARTICLE 17

NO EMPLOYEE OF CITY HAS ANY INTEREST IN LEASE

Landlord warrants and represents that no officer, agent, employee or representative of The City of New York has received any payment or other consideration for the making of this Lease and that no officer, agent, employee or representative of The City of New York has any interest, directly or indirectly, in this Lease or the proceeds thereof.

ARTICLE 18

QUIET ENJOYMENT

Landlord covenants that Tenant, paying the rent reserved herein, and performing all of the other terms, covenants and conditions on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Demised Premises for the use and purpose stated in this Lease or for such other similar purposes as the Commissioner of Citywide Administrative Services may determine, subject to the terms of the introductory paragraph of this Lease preceding Article 1.

ARTICLE 19

ACCESS BY DISABLED PERSONS

Landlord represents that the premises demised herein are suitable for access by disabled persons.

ARTICLE 20

SUBORDINATION AND NON-DISTURBANCE

This Lease shall be subject and subordinate to all existing mortgages of record or future mortgages from a reputable lender or lending institution which may affect the real property of which the Demised Premises form a part, provided, and as a condition precedent to the subordination of this Lease to any of said future mortgages, the mortgagee shall execute and deliver to Tenant an agreement its then standard form and reasonably satisfactory to Tenant, whereby said mortgagee agrees that should it become necessary to foreclose such mortgage or should the mortgagee otherwise come into possession of the premises, such mortgagee will not join Tenant under this Lease in foreclosure or summary proceedings and will not disturb the use and occupancy of Tenant under this Lease so long as Tenant is not in default under any of the terms, covenants and conditions of this Lease.

ARTICLE 21

TENANT NOT A HOLDOVER TENANT

Landlord agrees not to hold Tenant liable as holdover tenant should it continue to occupy the Demised Premises or any portion thereof after the expiration of the term of this Lease or renewal term, if any, but, in any such event, Tenant shall be deemed to be a tenant from month to month at a rental not less than the same rental as that of the last month of the demised term and the liability of Tenant shall in no event be greater than that of a Tenant from month to month, any law to the contrary notwithstanding.

ARTICLE 22

NOTICES

A.           Any notice required to be given shall be in writing and shall be sent by certified mail and addressed to Landlord at NPMM REALTY, INC., c/o Bank of Tokyo-Mitsubishi Trust Company, 100 Broadway, 15th Floor, New York, New York 10005 (Attention: Mr. Richard Ference) or to Tenant addressed to:

ASSISTANT COMMISSIONER FOR

LEASING AND DESIGN

Department of Citywide Administrative Services

Division of Real Estate Services

1 Centre Street, 20th Floor North, Room 2000

New York, N.Y. 10007

and

DIRECTOR

Human Resources Administration

Office of Food Stamps

240-250 Livingston Street

Brooklyn, New York 11201

and

ASSISTANT DEPUTY ADMINISTRATOR

Human Resources Administration

Office of Facilities Operations

260 11th Avenue, 6th Floor

New York, New York 10001

Either party may change its address as set forth herein by notice to the other in the manner provided for herein, provided that no notice of change of address shall be effective until the month following the month in which notice is given. Notice shall be deemed given as of the day of mailing.

B.           Special Notices: In addition to any other notices expressly required under this Lease to be given by Landlord to Tenant, Landlord shall immediately give written notice to Tenant of (i) the giving of any notice or the taking of any action by the holder of any mortgage of the Premises, the result of which may be the foreclosure of, or the sale or taking of possession of, all or any part of the Premises, (ii) the commencement of a case in bankruptcy or under the laws of any state naming Landlord as the debtor, or (iii) the making by Landlord of an assignment or any other arrangement for the benefit of creditors under any state statute.

Notwithstanding the foregoing, service of process to commence a summary proceeding pursuant to Article 7 of the Real Property Actions and Proceeding Law (“RPAPL”) relating to an occupancy by the City of New York or its agencies or officers of the Demised Premises which at its commencement was authorized under this Lease shall be served in manner required by CPLR Section 311.

ARTICLE 23

FORCE MAJEURE

Landlord, Tenant or any Mortgagee shall not be deemed in default if it is delayed in the performance of any act, matter or thing which it is obligated to perform hereunder, if such delay is an “unavoidable delay”. An “unavoidable delay” shall mean (i) strikes, lockouts, or labor disputes; (ii) shortages of labor or materials; (iii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental actions, civil commotion, insurrection, revolution, sabotage, fire, other casualty or other conditions similar to those enumerated in this Article; or (iv) any other circumstances beyond either party’s reasonable control. In the event of any unavoidable delay, all dates for performance shall automatically be extended by a period equal to the aggregate period of all such delays. In no event shall Tenant’s obligation to pay rent or additional rent as and when same becomes due be excused due to an unavoidable delay.

ARTICLE 24

SAVE HARMLESS

Landlord and Tenant shall each indemnify and hold harmless the other party from and against any and all liability, fines, suits, claims, demands, expenses and actions of any kind or nature arising by reason of injury to person or property occurring on or about the Demised Premises, the Building, or the real property of which they form a part, occasioned in whole or in part by its acts or omissions or the acts or omissions of any person present by its license and/or permission, express or implied, or by reason of Landlord performing preventive maintenance pursuant to a maintenance contract, or by reason of Landlord’s failure to comply with obligations arising under the ADA as set forth in Article 8 of this Lease.

ARTICLE 25

INVESTIGATIONS

1.1           The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

1.2(a) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

1.2(b) If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

1.3(a) The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

1.3(b) If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 1.5 below without the City incurring any penalty or damages for delay or otherwise.

1.4           The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)	The disqualification for a Period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(b)	The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

1.5         The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)	The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 1.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 1.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

1.6(a) The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

1.6(b) The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

1.6(c) The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

1.6(d) The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

1.7 In addition to and notwithstanding any other provision of this Agreement, the Commissioner or agency head may in his or her sole discretion terminate this Agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment of other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Lease by the Landlord, or affecting the performance of this Lease.

ARTICLE 26

ASBESTOS

Landlord and Tenant agree that during the term of this Lease (the “Lease Term”) Landlord shall abate (i.e. remove, enclose, encapsulate and/or replace) and/or monitor and manage any asbestos-containing materials (including, but not limited to, any such materials on boilers, pipes, ducts, breechings, plenum, tanks, spray on or other insulation, and any affected floor tiles, plaster, and ceiling tiles) (collectively “ACM”) in the Demised Premises and portions of the Building through which Tenant has access to the Demised Premises or which may affect the Demised Premises, upon and subject to the following terms and conditions:

(A)         Tenant has provided Landlord with a Report dated May 18, 1992 (the “Report”) of the Building and/or Demised Premises prepared by the Citywide Office of Safety and Health which Report states there was no ACM found in the Demised Premises. (However, Tenant makes no representation with respect to the accuracy or completeness of the Report. Landlord’s reliance on the Report and on its conclusions or recommendations shall impose no liability whatsoever on Tenant. Landlord shall make no claim against the City of New York based on its reliance on, compliance with, or use of the Report or related in any manner to ACM in the Demised Premises or Building, whether or not disclosed in the Report).

(B)         In the event that a subsequent inspection (“Inspection”) of the Demised Premises and portions of the Building through which Tenant has access to the Demised Premises or which may affect the Demised Premises, finds ACM, Landlord shall, at its sole cost and expense, promptly commence or cause an abatement of any deteriorated ACM, subject to reasonable concurrence by the Department of Citywide Administrative Services (“DCAS”) and perform any work incidental thereto (the “ACM Work”), by a contractor approved by DCAS, which approval shall not be unreasonably withheld or delayed. Landlord shall, within a time frame to be mutually agreed to between Landlord and Tenant, diligently and in good faith complete the ACM Work. Landlord shall give Tenant at least ten (10) days advance written notice of commencement and phasing of any ACM Work. Performance of the ACM Work shall be in accordance with and shall comply with all applicable Federal, State, County and Municipal laws, rules, standards, regulations, requirements and ordinances (collectively “Laws and Procedures”) governing ACM Work. The contractor performing the ACM Work shall file (and pay all fees associated with) all notices or documents, certifications or other communications required by the City, State and Federal governments as signed by the Landlord as the “Owner”. The contractor shall simultaneously forward to Tenant copies of all notices, certifications or other communications given to Landlord or filed with the proper agencies or authorities relating to ACM. In addition, Landlord shall contract for on-site air testing which, in accordance with the rules and regulations of the New York City Asbestos Control Program, must be conducted by a party prescribed by applicable law. The party performing the on-site air testing is subject to prior written approval by DCAS, which approval shall not be unreasonably withheld or delayed.

(C)         As set forth above, Landlord shall be required to give Tenant not less than ten (10) days advance, written notice of the scheduling of each phase of the ACM Work so that Tenant may relocate its operations and personnel, if necessary, prior to the commencement thereof. Landlord shall consider Tenant’s use and occupancy of the Demised Premises so as to minimize the negative impact of the ACM Work on Tenant’s operations in and use of the Building and the Demised Premises. In the event Tenant must vacate the Demised Premises or any portion thereof because the ACM Work, in the sole, but reasonable, determination of Tenant, renders the Demised Premises unusable by Tenant, annual rent shall abate in the proportion that the portion of the Demised Premises which is rendered unusable bears to the entire Demised Premises for the period of time involved, provided it exceeds one full business day. Such abatement of rent shall continue until the Demised Premises or any portion thereof may be used for the purposes set forth in the Lease, as determined solely, but reasonably, by Tenant, and Tenant certifies same in writing.

(D)         If Landlord fails to comply with the requirements of Subparagraph (B) and (C) above, Tenant shall, in addition to any other remedy it may have, have the option to effect the ACM Work on its own, as agent for Landlord by hiring any consultants, contractors or experts Tenant deems necessary to plan, effect and supervise the ACM Work and Tenant shall be entitled to offset all reasonable costs and expenses associated with the ACM Work against any amounts otherwise due or becoming due to Landlord as rent and additional rent under the terms of this Lease, which offset shall be in addition to any applicable abatement or reduction in rent under Subparagraph (C) above. Tenant shall not proceed with the ACM Work unless (a) written notice shall first be given to Landlord specifying the manner in which Tenant claims such ACM Work has not been properly completed and (b) Landlord shall have had thirty (30) days following receipt of such notice within which to commence and thereafter proceed diligently and continuously to complete said work. In the event Landlord fails to commence and thereafter proceed diligently and continuously to complete said work within said thirty (30) day period, Tenant may also, in addition to any other remedy it may have, terminate this Lease on not less than ten (10) days written notice to Landlord.

(E)         Following performance and completion of the ACM Work, Landlord shall, at its sole cost and expense, restore the Demised Premises to the condition that, in Tenant’s sole, but reasonable opinion, permits Tenant to use the Demised Premises for the purposes set forth in the Lease. Landlord shall be solely responsible for all repairs arising out of the performance of the ACM Work. Landlord hereby agrees to save, hold harmless and indemnify Tenant, its employees, guests and invitees against any and all claims for bodily injury or property damage in connection with the ACM Work and work incidental thereto.

(F)         During the Lease Term, Landlord shall, at its sole cost and expense, have any non-deteriorated ACM disclosed by an Inspection under Subparagraph (B) above of the Demised Premises and portions of the Building through which Tenant has access to the Demised Premises or which may affect the Demised Premises, monitored pursuant to a plan reasonably approved by Tenant (the “Monitor Survey”) by a New York City Department of Environmental Protection certified asbestos investigator at least once every one hundred eighty (180) days from the Inspection, and Landlord shall immediately provide Tenant with a copy of the results of each such Monitor Survey. The Monitor Survey shall be in accordance with the principles set forth in the EPA Document “Managing Asbestos In Place” (the “Green Book”), as it may be subsequently revised or replaced by a similar text. If any such Monitor Survey should reveal that ACM has deteriorated, Landlord shall so notify Tenant in writing within five (5) days of the completion of such survey which notice shall be accompanied by a copy of such survey. Landlord shall within five (5) days from the completion of such Monitor Survey commence and diligently proceed to comply with continuity with the provisions of this Article with respect to abatement of any deteriorated ACM described in any such Monitor Survey.

(G)         The ACM Work must be performed by Landlord in accordance with Laws and Procedures and shall be done to the full, but reasonable, satisfaction of Tenant. Upon completion of the ACM Work, Landlord shall provide Tenant with a certification of completion of same prepared by a New York City Department of Environmental Protection certified asbestos investigator. At such time, Tenant may reinspect the premises to verify the accuracy of Landlord’s certification and advise Landlord if any further work needs to be done.

(H)         Notwithstanding anything to the contrary set forth in this Lease or this Article, Landlord shall be required at all times during the term of this Lease to comply with Laws and Procedures governing ACM and the ACM Work in the Demised Premises and/or Building.

ARTICLE 27

LANDLORD’S REPRESENTATIONS

Landlord hereby warrants that, to the best of its knowledge, it is not in default of any obligation to the City of New York, nor is Landlord, its officers, principals or stockholders a defendant in any action instituted by the City.

The directors and officers of the corporation, which owns the Building currently are as follows: Directors: Takejiro Sueyoshi, Hidekazu Tamiya, and Robert E. Hand; Officers: Hidekazu Tamiya, President; Richard Ference, Vice President and Treasurer; Takeshi Sagawa, Vice President; James Duca, Vice President; and Robert E. Hand, Secretary.

Any misrepresentation by Landlord with regard to this warranty shall constitute a basis for rescission of this Lease.

ARTICLE 28

SIGNIFICANT RELATED PARTY TRANSACTIONS

Landlord shall be required to disclose and notify Tenant of any significant related party transactions the cost of which are included in the Base Year Operating Expenses. When such transactions occur prices of same must be in line with normal industry practice in New York City. Failure to notify Tenant of such related party transactions shall result in a disallowance of such costs that would otherwise be part of the Base Year Operating Expenses. If such related party transactions occurred and were disclosed but it is determined that the cost thereof was excessive, then such charges shall be disallowed to the extent they exceed normal industry prices in New York City.

ARTICLE 29

MISCELLANEOUS

A.           Landlord and its agents shall have the right, (but not the obligation) to enter upon the Demised Premises, in any emergency at any time and at other reasonable times upon reasonable prior notice to Tenant, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary or desirable to the Demised Premises or any other portion of the Building. Tenant shall permit Landlord to use, maintain and replace the present pipes and conduits in and to the Demised Premises and to erect new pipes and conduits therein provided they are concealed within the walls, floors or ceilings. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into said premises without the same constituting an eviction or entitling Tenant to any damages or abatement of rent while such work is in progress, provided that any work done by Landlord is done in a manner not to cause material inconvenience to Tenant, nor to cause a significant interruption of Tenant’s operations.

B.           Throughout the term of this Lease, Landlord shall have the right to enter the Demised Premises during business hours upon reasonable prior notice to Tenant for the purpose of showing the same to prospective purchasers or mortgagees of the Building and, during the last twelve (12) months of the term of this Lease, for the purpose of showing the same to prospective tenants.

C.           Landlord shall have the right at any time upon two (2) weeks prior written notice to Tenant, without the same constituting an eviction and without incurring any liability to Tenant, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and to change the name and/or address of the Building.

D.           In the event of any liability by Landlord, Tenant agrees to look solely to Landlord’s estate and interest in the Land and Building, or the Lease of the Building, or of the Land and Building, and the premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, and no other property or assets of Landlord shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Demised Premises or any other liability of Landlord to Tenant arising hereunder. In no event shall Tenant make any claim against or seek to impose any personal liability upon any party, individuals, general or limited partners or any partnership or any stockholder, director or principal of or partner in Landlord or any party that holds any interest in Landlord.

E.           Tenant at any time, and from time to time, but only in connection with a financing, a sale or leasing of the Building, upon at least forty-five (45) days’ prior notice by Landlord, shall execute, acknowledge and deliver to Landlord, and/or to any other person, firm or corporation specified by Landlord, a statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the fixed rent and additional rent have been paid, and stating whether or not there exists any default by Landlord under this Lease, and, if so specifying each such default and such other reasonable information in connection with this Lease as shall be requested in said certificate.

F.           For the purposes of this Lease, the term “Landlord”, as used in this Lease, means only the owner, or the mortgagee in possession, from time to time of the Land and Building (or the owner of a lease of the Building or of the Land and Building) of which the Demised Premises form a part, so that in the event of any sale or sales of said Land and Building, or of said lease, or in the event of a lease of said Building, or of the Land and Building, the then Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord thereafter arising or accruing after the date of such sale, conveyance or transfer, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the sale lessee of the Building, or of the Land and Building, that the purchaser or the lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

ARTICLE 30

NO WAIVER

The failure by Tenant to insist, in one or more instances upon the full performance of any of Landlord’s covenants, conditions or obligations hereunder shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition, and the consent or approval by Tenant to or of any act by Landlord requiring Tenant’s consent or approval shall not be construed to waive or render unnecessary Tenant’s consent or approval to or of any subsequent similar act by Landlord. No provision of this lease shall be deemed to have been waived by Tenant unless such waiver be in writing signed by Tenant.

ARTICLE 31

BROKERAGE

Landlord and Tenant represent to the other that neither has dealt with any broker in connection with this Lease other than Williams Real Estate Co., Inc. (“Broker”). Landlord shall pay any commission owing to the Broker. Tenant and Landlord hereby indemnify and hold each other harmless against all loss, damage liability, cost and expense of any nature (including reasonable attorney’s fees and disbursements) based on any claim by any party other than the Broker with whom such indemnifying party has dealt for a commission or other than compensation in connection with this Lease which is based on the actions of such party or its agents or representatives. The indemnified party shall cooperate with the indemnifying party in any defense; the indemnified party shall not settle a claim, liability or action for which the indemnifying party has the obligation to defend or indemnify without the indemnify without the indemnifying party’s consent. The foregoing indemnifications shall survive any expiration or termination of this Lease.

ARTICLE 32

APPLICABLE LAW

This Lease shall be governed by and construed in accordance with the internal laws of the State of New York.

ARTICLE 33

LEASE ENTIRE AGREEMENT

This Lease sets forth the entire Agreement between the parties, superseding all prior agreements and understandings, written or oral, and may not be altered or modified except by a writing signed by both parties. This Lease shall be binding upon the parties hereto, their successors, legal representatives and assigns.

IN WITNESS WHEREOF, the said parties have caused this Lease to be executed the day and year first above written.

NPMM REALTY, INC.,
Landlord

By	/s/ [ILLEGIBLE]

THE CITY OF NEW YORK,
Tenant

By	/s/ Lori Fierstein
Lori Fierstein
Deputy Commissioner
Department of Citywide
Administrative Services

Approved as to Form:

/s/ [ILLEGIBLE]
Acting Corporation Counsel

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